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                                                                      Exhibit 99

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

AT THE COMPANY                                    AT THE FINANCIAL RELATIONS BOARD
--------------                                    --------------------------------

JOHN R. PANICHELLO                                KELLY LOFTS                       (GENERAL INFO)
CHIEF FINANCIAL OFFICER                           LYNN SAWYER-LANDAU                (ANALYST INFO)
610-430-8100                                      JASON RANDO                       (MEDIA INFO)
                                                  (212)  661-8030

FOR IMMEDIATE RELEASE

ELECTRONICS BOUTIQUE REPORTS 138% INCREASE IN EARNINGS
PER SHARE TO $0.19 FOR THIRD QUARTER OF FISCAL 2000

-    COMPARABLE STORE SALES UP 37.5%
-    REVENUES INCREASE 59%
-    DREAMCAST, GAMEBOY & NEW PLAYSTATION TITLES ALL DRIVE GROWTH
-    POKEMON CRAZE CONTINUES TO IMPACT SALES AND MARGINS

WEST CHESTER, PA., NOVEMBER 15, 1999 -- Electronics Boutique Holdings Corp. (Nasdaq: ELBO), among the world's largest specialty retailers of electronic games, today reported results for the third quarter of its fiscal 2000 year, which ended October 30, 1999. Net income for the third quarter of 2000 totaled $3.9 million, or $0.19 per share fully diluted, compared with $1.6 million, or $0.08 per share fully diluted, for the year-ago quarter. Earnings per share for the third quarter of 2000 includes a $0.06 charge for e-commerce related advertising expenses. Before these expenses, earnings would have been $0.25 per share fully diluted.

         Total revenues increased 59.4% to $177.4 million in the third quarter of fiscal 2000, compared with $111.3 million in the prior-year period. Revenue growth was driven by a 37.5% increase in comparable store sales, as well as an increase in the retail store base. The Company had 595 stores in operation as of October 30, 1999, compared with 500 stores a year earlier.

         For the first nine months of fiscal 2000, the Company reported net income of $7.3 million, or $0.36 per share fully diluted, compared with pro forma net income of $3.0 million, or $0.18 per share fully diluted, for the year-ago period. Per share earnings for the first nine months of fiscal 2000 are net of third quarter e-commerce related advertising expenses. The pro forma results for the nine-month period reflect that Electronics Boutique converted from S corporation to C corporation status in July 1998 in connection with its initial public offering. Total revenues for the first nine months of fiscal 2000 totaled $414.1 million, compared with $321.1 million for the year-ago period.

         Joseph J. Firestone, President and Chief Executive Officer, commented, "We are extremely proud and pleased to report a successful quarter, impacted by continued success across



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Electronics Boutique -- 6


all major game systems. Electronics Boutique was the number one retailer on the release day of Sega's Dreamcast and had a 22% market share in the US over the first three days of sales. The quarter was also positively impacted by strong performance in the Nintendo Gameboy category, new release titles for the Sony PlayStation and a strong surge in toy categories including Pokemon trading cards."

         The gross margin on sales of 22.9% for the third quarter of fiscal 2000 exceeded the Company's expectations. The gross margin declined by only 1.5% compared with the year-ago quarter, despite the significant sales levels of lower margin Sega Dreamcast hardware. "We are successful at selling multiple pieces of software with each hardware system," continued Mr. Firestone. "This coupled with sales of higher margin products such as Gameboys, toys and trading cards, resulted in the better than expected gross margin."

         During the third quarter, the Company initiated a marketing campaign for its Internet subsidiary, EBWorld.com, Inc., which included print and media advertising. Initial response to the campaign has been very strong. During October 1999, the first month of the marketing campaign, visits to the site increased more than 40% compared with September 1999. During the third quarter the web site attracted 5.1 million visits and sales totaled $2.7 million.

         "We have indicated that during fiscal 2000, we intend to spend approximately $12 million towards branding our e-commerce business. We are pleased to report that we are currently on target with expectations and anticipate keeping marketing expenditures within the planned range. During the third quarter, our EPS was negatively impacted by $0.06 per share due to advertising and promotional expenses primarily associated with our new marketing campaign. We do not anticipate earnings to be negatively impacted in fiscal 2001 by the continuation of this campaign. We believe the financial results for the quarter further substantiate the strong fundamentals supporting the electronic gaming industry and our leadership position." concluded Mr. Firestone.

         Electronics Boutique is one of the leading specialty retailers of video and computer games and also sells video game hardware, PC productivity software and accessories. The company currently operates 595 stores in 46 states, Puerto Rico, Canada, Australia and South Korea, primarily under the names Electronics Boutique and Stop `N Save Software. The Company has also established a separate e-commerce division, EBWorld.com, Inc. The Company's website can be found at HTTP://WWW.EBWORLD.COM.

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS." ELECTRONICS BOUTIQUE ("EB") IS INCLUDING THIS STATEMENT FOR THE EXPRESS PURPOSE OF AVAILING ITSELF OF THE PROTECTIONS OF THE SAFE HARBOR PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO ALL SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, EB'S DEPENDENCE ON THE CONTINUED INTRODUCTION OF NEW AND ENHANCED VIDEO GAMES AND PC HARDWARE AND SOFTWARE; THE CYCLICAL NATURE OF THE VIDEO GAME MARKET; THE RAPID TECHNOLOGICAL CHANGES WHICH OCCUR IN THE VIDEO GAME AND PC INDUSTRY; EB'S ABILITY TO OPEN AND OPERATE NEW STORES ON A PROFITABLE BASIS; THE INTENSELY COMPETITIVE NATURE OF THE ELECTRONIC GAME INDUSTRY AND ITS RAPID CHANGES IN CONSUMER PREFERENCES AND FREQUENT NEW PRODUCT INTRODUCTIONS; THE SEASONAL NATURE OF THE RETAIL INDUSTRY; EB'S DEPENDENCE ON ITS SUPPLIERS FOR PRODUCTS; RISKS INHERENT TO CONDUCTING INTERNATIONAL OPERATIONS; AND CONSUMER SPENDING PATTERNS AND PREVAILING

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Electronics Boutique -- 7

ECONOMIC CONDITIONS. PLEASE REFER TO ELECTRONICS BOUTIQUE'S ANNUAL REPORT ON FORM 10-K ON FILE WITH THE SEC FOR A MORE DETAILED DISCUSSION OF THESE AND OTHER RISKS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY.

                           -Financial Tables Follow -


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Electronics Boutique -- 8


                       Electronics Boutique Holdings Corp.
                        Consolidated Statements of Income
      (Unaudited; Amounts in thousands, except share and per-share amounts)


                                                              Thirteen Weeks Ended        Thirty-nine Weeks Ended

                                                           October 30,   October 31,      October 30,   October 31,
                                                              1999           1998               1999          1998
                                                          ------------------------------------------------------------

      Net Sales                                                $176,465      $110,664        $411,585      $319,324
      Management fees                                               945           635           2,525         1,736
                                                          ------------------------------------------------------------
           Total Revenues                                       177,410       111,299         414,110       321,060

      Costs and Expenses:

           Cost of merchandise sold, including freight          135,980        83,628         308,757       239,053
           Selling, general and administrative                   32,020        22,657          85,020        68,987
           Depreciation and amortization                          3,119         2,495           8,666         7,154
                                                          ------------------------------------------------------------

      Operating Income                                            6,291         2,519          11,667         5,866
      Equity in loss of affiliates                                   --             --             --          (160)
      Interest (income) expense, net                               (65)          (149)           (317)          660
                                                          ------------------------------------------------------------

      Income before income tax expense                            6,356         2,668          11,984         5,046
      Income tax expense                                          2,492         1,046           4,698         1,236
                                                          ------------------------------------------------------------

      Net income                                                 $3,864         1,622         $ 7,286        $3,810
                                                          ============================================================

      Net income per share - basic and diluted                    $0.19         $0.08           $0.36

      Weighted average shares outstanding - basic            20,187,898    20,169,200      20,175,438

      Weighted average shares outstanding - diluted          20,733,249    20,169,200      20,467,167

      PRO FORMA DATA (SEE NOTE)

      Pro forma income before income tax expense                                                              5,046
      Pro forma income tax expense                                                                            1,978

                                                                                                       ---------------

      Pro forma net income                                                                                  $ 3,068
                                                                                                       ===============

      Pro forma net income per share - basic and diluted                                                      $0.18

      Pro forma weighted average shares outstanding -                                                    17,316,636
      diluted
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Electronics Boutique Holdings Corp. (the "Company") completed its initial public offering on July 28, 1998. Historical statements of income prior to that date include the results of operations of the Company's predecessors. Prior to
Electronics Boutique's initial public offering, its predecessors were taxed as an S Corporation and a partnership. As a result, their taxable income passed through to their partners and shareholders for federal and certain state income tax purposes. Accordingly, for periods prior to the initial public offering, the financial statements do not include a provision for federal and certain state income taxes. The pro forma net income gives effect to the application of the pro forma income tax expense that would have been reported had the predecessors been subject to federal and all state income taxes.




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Electronics Boutique -- 9

                       Electronics Boutique Holdings Corp.
                    Selected Consolidated Balance Sheet Data
                        (Unaudited; Amounts in thousands)


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

                                      October 30        January 30,
                                         1999              1999
                                         ----              ----

Cash and cash equivalents                 $10,050            $42,006

Merchandise inventories                   132,094             65,433

Total current assets                      164,217            117,614

Total assets                              233,749            172,047

Current liabilities                       174,426            120,705

Total liabilities                         177,030            123,205

Stockholders' equity                       56,719             48,842
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